Exhibit (a)(8)

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

CASH TENDER OFFER TO ACQUIRE AFP PROVIDA S.A. COMMENCED

BY A SUBSIDIARY OF METLIFE, INC.

NEW YORK, August 29, 2013—MetLife, Inc. (NYSE: MET) announced today that MetLife Chile Acquisition Co. S.A. (“Purchaser”), a wholly-owned subsidiary of MetLife, Inc., has commenced a tender offer (the “U.S. Offer”) for all of the issued and outstanding common shares of AFP Provida S.A. (“Provida”) that are held by U.S. holders, and all of the outstanding American Depositary Shares, each representing fifteen common shares of Provida, from all holders, wherever located. Purchaser is offering to pay U.S. $6.1476 per common share and U.S. $92.2140 per ADS, in each case, in cash, without interest, payable in U.S. Dollars or Chilean Pesos, at the election of tendering holders.

Simultaneously with the U.S. Offer, Purchaser is making an offer in Chile to purchase all of the outstanding common shares of Provida from all holders of common shares, wherever located, for the same price and on substantially the same terms as the common shares of Provida offered to be purchased in the U.S. Offer.

Unless the U.S. Offer is extended, the U.S. Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on September 27, 2013.

Provida is the largest private pension fund administrator in Chile, both by assets under management and number of contributors. As previously announced, Banco Bilbao Vizcaya Argentaria S.A. has agreed to transfer its 64.3% stake in Provida to MetLife pursuant to the Transaction Agreement, dated as of February 1, 2013. Upon consummation of the transactions contemplated in the Transaction Agreement, MetLife will own at least a 64.3% stake in Provida.

The complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, the related Common Share Acceptance Letter and ADS Letter of Transmittal and other related materials, which MetLife and Purchaser have filed today with the U.S. Securities and Exchange Commission. Copies of the U.S. Offer to Purchase, the related Common Share Acceptance Letter and ADS Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the information agent for the U.S. Offer, at (800) 290-6427 (toll free) or provida@dfking.com.

MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (3) exposure to financial and capital market risks, including as a result of the disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact of comprehensive financial services regulation reform on us, as a potential non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions; (9) investment losses and defaults, and changes to investment valuations; (10) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (11) impairments of goodwill and realized losses or market value impairments to illiquid assets; (12) defaults on our mortgage loans; (13) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (14) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (15) downgrades in our claims paying ability, financial strength or credit ratings; (16) a deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (17) availability and effectiveness of reinsurance or indemnification arrangements, as well as any default or failure of counterparties to perform; (18) differences between actual claims experience and underwriting and reserving assumptions; (19) ineffectiveness of risk management policies and procedures; (20) catastrophe losses; (21) increasing cost and limited market capacity for statutory life insurance reserve financings; (22) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (23) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (24) our ability to address unforeseen liabilities, asset impairments, or rating actions arising from acquisitions or dispositions, including our acquisition of American Life Insurance Company and Delaware American Life Insurance Company (collectively, “ALICO”) and to successfully integrate and manage the growth of acquired businesses with minimal disruption; (25) uncertainty with respect to the outcome of the closing agreement entered into with the United States Internal Revenue Service in connection with the acquisition of ALICO; (26) the dilutive impact on our stockholders resulting from the settlement of our outstanding common equity units; (27) regulatory and other restrictions affecting MetLife, Inc.’s ability to pay dividends and repurchase common stock; (28) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (29) the possibility that MetLife, Inc.’s Board of Directors may control the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (30) changes in accounting standards, practices and/or policies; (31) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (32) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (33) inability to attract and retain sales representatives; (34) provisions of laws and our incorporation documents may delay, deter or prevent takeovers and corporate combinations involving MetLife; (35) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (36) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; and (37) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.

Important Information about the U.S. Offer

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of AFP Provida S.A. The U.S. Offer described herein is being made pursuant to a Tender Offer Statement on Schedule TO (including the U.S. Offer to Purchase, the related Common Share Acceptance Letter and ADS Letter of Transmittal and other tender offer materials) filed by Purchaser and MetLife with the SEC on August 29, 2013. In addition, Provida will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer. The Tender Offer Statement (and related materials) contains, and the Solicitation/Recommendation Statement will contain, important information that should be read carefully before any decision is made with respect to the U.S. Offer. Those materials may be obtained at no charge upon request to D.F. King & Co., Inc., the information agent for the U.S. Offer, at (800) 290-6427 (toll free) or provida@dfking.com. Securityholders also can obtain these documents when they are filed and become available (and all other offer documents filed with the SEC) free of charge from the SEC’s website at http://www.sec.gov.

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